EXHIBIT 4.5

                          FOURTH SUPPLEMENTAL INDENTURE



     THIS  FOURTH  SUPPLEMENTAL  INDENTURE  dated as of  November  1, 2004 (this
"Supplemental  Indenture"),  is  entered  into  by  and  among  Pioneer  Natural
Resources Company, a Delaware corporation (the "Company"), Pioneer Natural Resources USA, Inc., a Delaware corporation, for purposes of agreeing to make certain guarantees pursuant to Section 2 hereof (the "Guarantor"), and Wachovia Bank, National Association, as trustee (the "Trustee"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture referred to below.
                                    RECITALS

         A. The Company (as successor to Evergreen Resources, Inc.) has heretofore executed and delivered to the Trustee an indenture (as heretofore amended and supplemented, the "Indenture"), dated as of March 10, 2004, providing for the issuance of 5.875% Senior Subordinated Notes due 2012 (the "Securities").

         B. Section 9.2 of the Indenture provides that, with the consent of Holders representing at least a majority of the principal amount of the Securities then outstanding, the Company and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the
                  Indenture,   including   amendments  to   the   subordination
                  provisions of the Indenture that are not adverse to Holders.

         C. The Company desires to enter into, and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.2 of the Indenture. The Guarantor desires to agree to be obligated to guarantee the Securities on the terms and conditions set forth in this Supplemental Indenture.

         D. The execution and delivery of this Supplemental Indenture has been authorized by the Company and the Guarantor.

         E. The Company (i) has received the consent of the Holders of a majority in principal amount of the outstanding Securities, as certified by an Officers' Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture, (ii) has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.6 of the Indenture, and (iii) has satisfied all other conditions required under Article 9 of the Indenture to enable the Company and the Trustee to enter into t his Supplemental Indenture.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows for the benefit of the Trustee and the Holders of the Securities:

Section 1.  Amendments to the Indenture.

         (a) Definitions. Section 1.1 of the Indenture is hereby amended by:

                  (i) adding the definitions specified in Schedule I hereto;

                  (ii) amending  and  restating  the  definitions  specified  in
         Schedule II hereto to read as set forth on Schedule II; and

                  (iii) deleting in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Section 1 of this Supplemental Indenture, including without limitation the word "Subordinated" in the name of the Securities and the following definitions: "ACNTA"; "Commodity Agreements"; "Currency Agreement"; "Interest Rate Agreement"; "Permitted Business Investments"; "Production Payments"; and "Sale/Leaseback Transaction."

         (b) Covenants.

                  (i) Each of Sections 4.3 (Limitation on Indebtedness), 4.4 (Limitation on Restricted Payments), 4.6 (Limitation on Liens), 4.8 (Limitation on Sales of Assets and Subsidiary Stock), 4.9 (Limitation on Affiliate Transactions), 4.14 (Change of Control), and 4.23 (Effectiveness of Covenants) of the Indenture is hereby amended and restated in its entirety to read as set forth on Schedule III hereto;

                  (ii) Each of Sections 4.5 (Limitation on Layering), 4.7 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), 4.10 (Limitation on Sale of Capital Stock of Restricted Subsidiaries), 4.11 (Future Subsidiary Guarantees), and 4.12 (Limitation on Lines of Business) and all of Article XI (Subsidiary Guaranty) of the Indenture are hereby deleted in its entirety;

         (c) Elimination of Subordination of Securities. The Securities shall not be subordinated pursuant to the provisions of Article X of the Indenture.
Article X of the Indenture is hereby deleted in its entirety. The Securities shall be senior unsecured obligations of the Company ranking pari passu with other existing and future senior unsecured indebtedness of the Company.

         Section 2. Obligation to Guarantee. If at any time any of the Company's 6.50% Senior Notes due 2008, 9-5/8% Senior Notes due 2010, 7.50% Senior Notes due 2012 (the "7.50% Notes"), 5.875% Senior Notes Due 2016, or 7.20% Senior Notes due 2028 (all of such senior notes, collectively, the "Other Senior Notes") are guaranteed by the Guarantor pursuant to the terms of the applicable indenture related to such senior notes, then the Company, the Guarantor and the Trustee shall as soon as reasonably practicable thereafter execute and deliver a supplemental indenture to the Indenture pursuant to which the Guarantor shall unconditionally guarantee the Notes on substantially the same terms as the Guarantor shall have guaranteed the 7.50% Notes; provided, however, that if the Guarantor is not required to guarantee the 7.50% Notes or if the 7.50% Notes are no longer outstanding, then the Guarantor shall guarantee the Notes on substantially the same terms as the most recently issued series of Other Senior Notes that are guaranteed. The Company, the Guarantor and the Trustee, as applicable, also shall execute and deliver such other documents, instruments or certificates as are reasonably necessary or appropriate to effect the required guarantee of the Notes.

         Section 3.  Miscellaneous.

                  (a) Execution of Supplemental Indenture. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part of the Indenture.

                  (b) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

                  (c) NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

                  (d) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

                  (e) Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be signed on their behalf by their duly authorized representatives as of the date first above written.

                              PIONEER NATURAL RESOURCES COMPANY



                              By:    /s/ Richard P. Dealy
                                  ---------------------------------------------
                                  Name:  Richard P. Dealy
                                  Title: Vice President


                              PIONEER NATURAL RESOURCES USA, INC.
                               FOR PURPOSES OF SECTION 2 ONLY


                              By:    /s Richard P. Dealy
                                  ----------------------------------------------
                                  Name:  Richard P. Dealy
                                  Title: Vice President


                              WACHOVIA BANK, NATIONAL ASSOCIATION



                              By:    /s/ Doug Milner
                                  ----------------------------------------------
                                  Name:
                                  Title: Authorized Signatory

                                   SCHEDULE I



     "Additional Assets" means (1) any Property (other than Indebtedness or Capital Stock) used in the Oil and Gas Business; (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in the Oil and Gas Business.

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, the remainder of:

                  (a)______ the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, Federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company's most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since such year end, and (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines (utilizing the prices utilized in such year end reserve report), in each case as estimated by the Company's petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose; (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest available annual or quarterly financial statements;
(iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements; and (iv) the greater of (A) the net book value of other tangible assets of the Company and its Subsidiaries, as of a date no earlier than the date of the Company's latest annual or quarterly financial statement, and (B) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements; minus

                  (b)______ the sum of (i) Minority Interests; (ii) any net gas balancing liabilities of the Company and its Subsidiaries reflected in the Company's latest audited financial statements; (iii) to the extent included in
(a)(i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company's year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and (iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

                  If the Company changes its method of accounting from the successful efforts method to the full cost or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company were still using the successful efforts method of accounting.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company


                                  Schedule I-1
or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

                  (1)______ any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

                  (2)______ all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

                  (3)______ any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of (1), (2) and (3) above, (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary; (B) for purposes of Section 4.8 only, a disposition that constitutes a Restricted Payment permitted by Section 4.4 or a Permitted Investment (including transfers of assets to an oil and gas royalty trust); (C) a disposition of assets with a fair market value of less than $5,000,000; (D) the sale or transfer (whether or not in the ordinary course of business) of crude oil and natural gas properties or direct or indirect interests in real property; provided, however, that at the time of such sale or transfer such properties do not have associated with them any proved reserves;(E) the abandonment, farm-out, lease or sublease of developed or undeveloped crude oil and natural gas properties in the ordinary course of business; (F) the trade or exchange by the Company or any Restricted Subsidiary of any crude oil and natural gas Property owned or held by the Company or such Restricted Subsidiary for any crude oil and natural gas Property owned or held by another Person; (G) the sale or transfer of mineral products or surplus or obsolete equipment, in each case in the ordinary course of business; and (H) any disposition that constitutes a Change of Control).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by (2) the sum of all such payments.

     "Commodity Price Protection Agreement" means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

     "Consolidated Net Worth" of any Person means the stockholders' equity of such Person and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, less (to the extent included in stockholders' equity) amounts attributable to Redeemable Stock of such Person or its Subsidiaries.

     "Credit Facility" means, with respect to the Company, the credit facility made available to the Company pursuant to the Credit Agreement dated as of December 16, 2003, and the Credit Agreement, dated as of September 28, 2004, in each case among the Company and the lenders named therein, together with any Refinancings thereof by a lender or a syndicate of lenders. It is understood and agreed that the Credit Facility may be refinanced, refunded, extended, renewed or replaced (through one or more such refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, from time to time after the termination of the applicable Credit Facility.

     "Currency Exchange Protection Agreement" means, in respect of any Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

     "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

                  (1)______ all income tax expense of the Company and its consolidated Restricted Subsidiaries,



                                  Schedule I-2

                  (2)______ Consolidated Interest Expense,

                  (3)______ depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period),

                  (4)______exploration and abandonments expense (if applicable) and

                  (5)______ all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); and

in each case for such period, and less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto and deducted in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, and
(y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Guarantor" means Pioneer Natural Resources USA, Inc.

     "Interest Rate Protection Agreement" means, in respect of any Person, any interest rate swap agreement, interest rate option agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Permitted Business Investment" means any investment made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including (i) ownership interests in oil and gas properties, processing facilities, gathering systems, pipelines or ancillary real property interests and (ii) Investments in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements (including for limited liability companies) with third parties, excluding, however, Investments in corporations other than Restricted Subsidiaries.

     "Permitted Holders" means Southeastern Asset Management Inc. and its Affiliates; provided, however, that a Person shall cease to be a Permitted Holder upon making a filing with the Securities and Exchange Commission that indicates such Person has acquired or holds the Company's Voting Stock with a purpose or effect of changing or influencing control of the Company or in connection with or as a participant in any transaction having that purpose or effect.

     "Principal  Property"  means any property owned or leased by the Company or
any  Subsidiary,   the  gross  book  value  of  which  exceeds  one  percent  of
Consolidated Net Worth.



                                  Schedule I-3

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

     "Purchase Money Lien" means a Lien on property securing Indebtedness Incurred by the Company or any of its Subsidiaries to provide funds for all or any portion of the cost of (i) acquiring such property incurred before, at the time of, or within six months after the acquisition of such property or (ii) constructing, developing, altering, expanding, improving or repairing such property or assets used in connection with such property.

     "Rating Agency" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Services, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Services, Inc. or both shall not make a rating on the Securities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor's Ratings Group, Inc. or Moody's Investors Services, Inc. or both, as the case may be.

     "Redeemable Stock" of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including on the happening of an event), is or could become required to be redeemed for cash or other property or is or could become redeemable for cash or other property at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Securities; or is or could become exchangeable at the option of the holder thereof for Indebtedness at any time in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Securities; provided, however, that Redeemable Stock shall not include any security that may be exchanged or converted at the option of the holder for Capital Stock of the Company having no preference as to dividends or liquidation over any other Capital Stock of the Company.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

                  (1)______ such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

                  (2)______ such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, and

                  (3)______ such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Restricted Payment" with respect to any Person means

                  (1)______ the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other


                                  Schedule I-4
distributions made by a Subsidiary that is not a Wholly-Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)),

                  (2)______ the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), provided, however, that the Company may purchase, redeem or otherwise acquire or retire for value common stock of the Company in an amount not to exceed $10.0 million in the aggregate in any fiscal year for all such transactions after April 11, 2000, made pursuant to this proviso and the amount of such purchase, redemption or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

                  (3)______ the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase, or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition) or

                  (4)______ the making of any Investment (other than a Permitted Investment) in any Person.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any arrangement with any Person pursuant to which the Company or any Subsidiary leases any Principal Property that has been or is to be sold or transferred by the Company or the Subsidiary to such Person, other than (i) temporary leases for a term, including renewals at the option of the lessee, of not more than five years, (ii) leases between the Company and a Subsidiary or between Subsidiaries, (iii) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property, and (iv) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

     "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the date the Securities are issued or thereafter Incurred) which is subordinate or junior in right of payment to the Securities or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

     "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor permitted under Section 4.3(b)(12).

     "Temporary Cash Investments" means any of the following:

                  (1)______ any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

                  (2)_____ investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt that is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

                  (3)______ repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

                                  Schedule I-5

                  (4)______ investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Services, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and

                  (5)______ investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Services, Inc.





                                  Schedule I-6

                                   SCHEDULE II



     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of Sections 4.4 and 4.8 only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Change of Control" means the occurrence of any of the following events:

                  (1)______ any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders do not have the right or ability by contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity"), if such other person is the beneficial owner (as defined above in this clause (1)), directly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

                  (2)_____ individuals who on the date the Securities are issued constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66-2/3% of the directors of the Company then still in office who were either directors on the date the Securities are issued or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

                  (3)_____ the adoption of a plan relating to the liquidation or dissolution of the Company; or

                  (4)______ the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person (other than, in all such cases, a Person that is controlled by the Permitted Holders), other than a transaction following which the transferee Person becomes the obligor in respect of the Securities and a Subsidiary of the transferor of such assets.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of:

                  (x)______ the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to

                  (y)______ Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

                  (1)______ if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA


                                 Schedule II-1
and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period,

                  (2)______ if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash
Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

                  (3)______ if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

                  (4)______ if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and

                  (5)______ if since  the beginning  of such  period any  Person
(that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

     For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company.

     If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness if such Interest Rate Protection Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication,

                  (1)______ interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale and Leaseback Transaction,


                                 Schedule II-2

                  (2)______ amortization of debt discount or premium and debt issuance cost,

                  (3)______ capitalized interest,

                  (4)______ non-cash interest expenses,

                  (5)______ commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

                  (6)______ net payments or receipts pursuant to Interest Rate Protection Agreements,

                  (7)______ Disqualified Stock dividends in respect of all Disqualified Stock held by Persons other than the Company or a Wholly-Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the issuer of such Disqualified Stock),

                  (8)______ interest incurred in connection with Investments in discontinued operations,

                  (9)______ interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and

                  (10)_____ the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust;

provided, however, "Consolidated Interest Expense" shall not include (a) any Consolidated Interest Expense with respect to any Production Payments and Reserve Sales, (b) to the extent included in total interest expense, amortization or write-off of deferred financing costs of such Person or (c) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

                  (1)_____ any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below);

                  (2)______ any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

                  (3)______ any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that

         (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and


                                 Schedule II-3

         (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

                  (4)______ any gain or loss net of taxes realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

                  (5)______ extraordinary gains or losses net of taxes;

                  (6)______ any non-cash mark-to-market adjustments to assets or liabilities or write-downs of non-current assets net of taxes, provided, however, that any ceiling limitation write-downs in accordance with GAAP shall be treated as capitalized costs, as if such write-downs had not occurred; and

                  (7)______ the cumulative effect of a change in accounting principles net of taxes.

Notwithstanding the foregoing, for the purpose of Section 4.4 only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such Section pursuant to Section 4.4(a)(3)(D).

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

                  (1)______ matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

                  (2)______ is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

                  (3)______ is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part,

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Securities in Sections 4.8 and
4.14 of this Indenture and (2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Securities tendered pursuant thereto.

     "Government Contract Lien" means any Lien required by any contract, statute, regulation or order in order to permit the Company or any of its Subsidiaries to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either or to secure partial, progress, advance or other payments by the Company or any of its Subsidiaries to the United States or any State thereof or any department, agency or instrumentality of either pursuant to the provisions of any contract, statute, regulation or order.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Protection Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or other similar agreement.



                                 Schedule II-4

     "Indebtedness" means, with respect to any Person, at any date, any of the following, without duplication:

                  (1)______ any liability, contingent or otherwise, of such Person

         (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

         (B) evidenced by a note, bond, debenture or similar instrument or

         (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property;

                  (2)______ all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property);

                  (3)______ all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction other than as entered into in the ordinary course of business;

                  (4)______ the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

                  (5)_____ all indebtedness of others of the type referred to in clauses (i) through (iv) hereof secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided that if the obligations so secured have not been assumed in full by such Person or are otherwise not such Person's legal liability in full, the amount of such indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such indebtedness secured by such Lien or the fair market value of the assets or the property securing such lien;

                  (6)_____ all indebtedness of others of the type referred to in clauses (i) through (v) hereof (including all interest and dividends on any Indebtedness or Preferred Stock of any other Person the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds; and

                  (7)______ to the extent not otherwise included in this definition, obligations in respect of Hedging Obligations.

Notwithstanding the preceding, Indebtedness shall not include (a) accounts payable arising in the ordinary course of business, (b) any obligations in respect of prepayments for gas or oil production or gas or oil imbalances, (c) estimated asset retirement obligations required to be recorded as liabilities under GAAP, and (d) Production Payments and Reserve Sales.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person.

                                 Schedule II-5

     For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and Section 4.4,

                  (1)_____ "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

                  (2)______ any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of

                  (1)______ all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition,

                  (2)______ all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition,

                  (3)______ all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and

                  (4)______ the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Non-Recourse Debt" means Indebtedness or that portion of Indebtedness of the Company or a Restricted Subsidiary incurred in connection with the acquisition by the Company or a Restricted Subsidiary of any Property and as to which:

                  (1)______ the holders of such Indebtedness agree in writing that they will look solely to the Property so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness and

                  (2)______ no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms of any other Indebtedness of the Company or a Restricted Subsidiary, any holder of such other Indebtedness to declare a default under such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity.



                                 Schedule II-6

     "Officers' Certificate" means a certificate signed by the Chairman of the Board, the Vice Chairman, the President or any Vice President and by the Treasurer, the Secretary or any Assistant Treasurer or Assistant Secretary of the Company. Each such certificate shall include the statements provided for in
Section 12.5, if applicable.

     "Opinion of Counsel" means an opinion in writing signed by legal counsel for the Company (which counsel may be an employee of the Company), or outside counsel for the Company. Each such opinion shall include the statements provided for in Section12.5, if applicable.

     "Oil and Gas Business" means (a) the acquisition, exploration, exploitation, development, production, operation and disposition of interests in oil, gas and other hydrocarbon properties, (b) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties and products produced in association therewith, (c) any power generation and electrical transmission business and (d) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (a) through (c) of this definition.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

                  (1)______the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

                  (2)_____ another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

                  (3)______ cash and Temporary Cash Investments;

                  (4)______ receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

                  (5)_____ payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

                  (6)______ loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

                  (7)______ stock,   obligations  or   securities  received   in
settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

                  (8)______ any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to Section 4.8;

                  (9)______ Permitted Business Investments;

                  (10)_____ Investments intended to promote the Company's strategic objectives in the Oil and Gas Business in an aggregate amount not to exceed $50.0 million at any one time outstanding, measured as of the date such Investments are made, without giving effect to any subsequent changes in value (which Investments shall be deemed no longer outstanding only upon the return of capital thereof);

                  (11)_____ Investments in any units of any oil and gas royalty trust; and

                  (12)_____ Investments made pursuant to Hedging Obligations of the Company and the Restricted Subsidiaries.


                                 Schedule II-7

     "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure performance, surety or appeal bonds to which such Person is a party or which are otherwise required of such Person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's, laborers', materialmen's, landlords', vendors', workmen's, operators', producers' (including those arising pursuant to Article 9.319 of the Texas Uniform Commercial Code or other similar statutory provisions of other states with respect to production purchased from others) and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens for property taxes, assessments and other governmental charges or levies not yet delinquent or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; (d) minor survey exceptions, minor encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (e) Liens existing on or provided for under the terms of agreements existing on the date on which the 5.875% Senior Notes due 2016 of the Company were originally issued; (f) Liens on property or assets of, or any shares of stock of or secured debt of, any Person at the time the Company or any of its Subsidiaries acquired the property or the Person owning such property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Subsidiaries; (g) Liens securing a Hedging Obligation so long as such Hedging Obligation is of the type customarily entered into in connection with, and is entered into for the purpose of, limiting risk; (h) Liens upon specific properties of the Company or any of its Subsidiaries securing Indebtedness Incurred in the ordinary course of business to provide all or part of the funds for the exploration, drilling or development of those properties; (i) Purchase Money Liens and Liens securing Non-Recourse Debt; provided, however, that the related purchase money Indebtedness and Non-Recourse Debt, as applicable, shall not be secured by any Property or assets of the Company or any Restricted Subsidiary other than the Property acquired by the Company with the proceeds of such purchase money Indebtedness or Non-Recourse Debt, as applicable; (j) Liens securing only Indebtedness of a wholly owned Subsidiary of the Company to the Company or to one or more wholly owned Subsidiaries of the Company; (k) Liens on any property to secure bonds for the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or Indebtedness issued or Guaranteed by the United States, any state or any department, agency or instrumentality thereof; (l) Government Contract Liens; (m) Liens in respect of Production Payments and Reserve Sales; (n) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Subsidiaries; (o) legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment, judgment lien or attachment lien in aid of execution on a judgment); (p) rights of a common owner of any interest in property held by such Person; (q) farmout, carried working interest, joint operating, unitization, royalty, overriding royalty, sales and similar agreements relating to the exploration or development of, or production from, oil and gas properties entered into the ordinary course of business; (r) any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties which do not in the aggregate materially adversely affect the value of such properties or materially impair their use in the operation of the business of such Person; and (s) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (e) through (m); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (e) through (m) at the time the original Lien became a Permitted Lien under this Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.


                                 Schedule II-8

     "Production Payments and Reserve Sales" means the grant or transfer by the Company or a Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Subsidiary of the Company.

     "Senior Indebtedness" means, with respect to a Person,

                  (1)______ Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred, and

                  (2)______ accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinate in right of payment to the Securities; provided, however, that Senior Indebtedness of such Person shall not include:

                  (1)______ any obligation of such Person to any Subsidiary,

                  (2)______ any liability for Federal, state, local or other taxes owed or owing by such Person,

                  (3)______ any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

                  (4)______ any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person or

                  (5)_____ that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of this Indenture.

     "Subsidiary Guarantor" means any Subsidiary of the Company, including the Guarantor, which incurs a Guarantee under Section 4.3(b)(12) hereof.

     "Unrestricted Subsidiary" means:

                  (1)______ any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

                  (2)______ any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either
(A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.4. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under Section 4.3(a) and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of

                                 Schedule II-9
the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly-Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly-Owned Subsidiaries.




                                 Schedule II-10

                                  SCHEDULE III

         Section 4.3.  Limitation on Indebtedness.

                  (a)______ The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and its Restricted Subsidiaries shall be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.0 to 1.

                  (b)______ Notwithstanding the foregoing paragraph (a), so long as no Default has occurred and is continuing, the Company and the Restricted Subsidiaries shall be entitled to Incur any or all of the following
Indebtedness:

         (1) Indebtedness Incurred pursuant to the Credit Facility, including any amendment, modification, supplement, extension, restatement, replacement (including replacement after the termination of such Credit Facility), restructuring, increase, renewal, or Refinancing thereof from time to time in one or more agreements or instruments; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of (i) $675.0 million less the sum of all principal payments since April 11, 2000, with respect to such Indebtedness pursuant to Section 4.9(a)(3)(A) and (ii) the sum of (x) $100 million and (y) 20% of the Adjusted Consolidated Net Tangible
         Assets   determined   as  of   the  date  of  the  Incurrence  of  such
         Indebtedness;

         (2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon;

         (3) the Securities;

         (4) Indebtedness outstanding on April 11, 2000 (other than Indebtedness described in clause (1), (2) or (3) of this Section 4.3(b));

         (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company);

         (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to Section 4.3(a) or pursuant to clause (3), (4) or (5) of this Section 4.3(b) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

         (7) Hedging  Obligations  consisting  of   Interest   Rate   Protection
         Agreements directly related to Indebtedness permitted to be Incurred by the Company pursuant to this Indenture;

         (8) Non-Recourse Debt;

         (9) Indebtedness in respect of bid, performance, reimbursement or surety obligations issued by or for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including Guarantees and letters of credit functioning as or supporting such bid, performance, reimbursement or surety obligations (in each case other than for an obligation for money borrowed);


                                 Schedule III-1

         (10) Indebtedness consisting of obligations in respect of purchase price adjustments, indemnities or Guarantees of the same or similar matters in connection with the acquisition or disposition of Property;

         (11) Indebtedness under Commodity Price Protection Agreements and Currency Exchange Protection Agreements entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Restricted Subsidiaries;

         (12) Indebtedness consisting of the Subsidiary Guarantee of the Guarantor (including any reinstatement of such Subsidiary Guarantee) and any Subsidiary Guarantee by the Company or a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3), (4), (7), (11) or (13) or pursuant to clause (6)
         to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph
         (a) or pursuant to clauses (3) or (4); and

         (13) Indebtedness in an aggregate principal amount which, when taken together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses
         (1) through (12) of this Section 4.3(b) or Section 4.3(a)), does not exceed $50 million.

                  (c)______ Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor shall Incur any Indebtedness pursuant to Section 4.3(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or a Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Securities or to the Subsidiary Guaranty of such Subsidiary Guarantor to at least the same extent as such Subordinated Obligations.

                  (d)______ For purposes  of determining  compliance  with  this
Section 4.3, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described herein, the Company, in its sole discretion, shall classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) the Company shall be entitled at the time of such Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described herein.

                  (e)______ For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness, provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency
Exchange Protection Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Exchange Protection Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Exchange Protection Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and
(2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess, will be determined on the date such Refinancing Indebtedness is Incurred.

         Section 4.4.  Limitation on Restricted Payments.

                  (a)______ The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted
Payment:

         (1) a Default shall have occurred and be continuing (or would result therefrom);

         (2) the Company is not entitled to Incur an additional $1.00 of Indebtedness under Section 4.3(a); or


                                 Schedule III-2

         (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since April 11, 2000, would exceed the sum of (without duplication):

                  (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from July 1, 2000, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

                  (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) after April 11, 2000 (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders after April 11, 2000; plus

                  (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) after April 11, 2000, of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); plus

                  (D) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment, proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

                  (E) $25 million.

                  (b)______ The provisions of Section 4.4(a) shall not prohibit:

         (1) any Restricted Payment (other than a Restricted Payment described in clause (1) of the definition of "Restricted Payment") made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Section 4.4(a)(3)(B);

         (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to Section 4.3; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

                                 Schedule III-3

         (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 4.4; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; or

         (4) so long as no Default has occurred and is continuing the repurchase or other acquisition of shares of or options to purchase shares of, Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $3 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments.

         Section 4.6.  Limitation on Liens.

     The Company shall not, and shall not permit any of its Subsidiaries to create or permit to exist any Lien on any Principal Property or shares of capital stock or Indebtedness of a Subsidiary of the Company that owns or leases Principal Property, whether owned on the Issue Date or thereafter acquired, securing any obligation unless the Company contemporaneously secures the Securities equally and ratably with (or prior to) such obligation until such time as such obligations are no longer secured by a Lien. The preceding sentence shall not require the Company to secure the Securities if the Lien consists of either of the following:

                  _________(a)______ Permitted Liens; or

                  _________(b)_____ Liens securing Indebtedness if, after giving pro forma effect to the Incurrence of such Indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding Indebtedness, the sum of (without duplication) (i) all Indebtedness of the Company and its Subsidiaries secured by Liens on Principal Property (other than Permitted Liens) and (ii) all Attributable Indebtedness in respect of Sale and Leaseback Transactions with respect to any Principal Property, at the time of determination does not exceed 15% of Adjusted Consolidated Net Tangible Assets.

         Section 4.8.  Limitation on Sales of Assets and Subsidiary Stock.

                  (a)______ The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset
Disposition unless (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition; (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, cash equivalents, Additional Assets or any combination thereof ("Permitted Consideration"); provided, however, that the Company and its Restricted Subsidiaries shall be permitted to receive Property other than Permitted Consideration, so long as the aggregate fair market value, as determined in the good faith of the Board of Directors, of all such Property other than Permitted Consideration received from Asset Dispositions and held by the Company and the Restricted Subsidiaries at any one time shall not exceed 10% of Adjusted Consolidated Net Tangible Assets; and (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an Offer to the holders of the Securities (and to holders of other Senior Indebtedness of the Company designated by the Company) to purchase Securities (and such other Senior


                                 Schedule III-4

Indebtedness) pursuant to and subject to the conditions of Section 4.8(b); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this Section 4.8, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this Section 4.8(a) except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this
Section 4.8(a) exceeds $20.0 million. Pending application of Net Available Cash pursuant to this Section 4.8(a), such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

     For the purposes of this Section 4.8(a), the following are deemed to be cash or cash equivalents: (1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

                  (b)______ In the event of an Asset Disposition that requires the purchase of Securities (and other Senior Indebtedness) pursuant to Section 4.8(a)(3)(C), the Company shall purchase Securities tendered pursuant to an offer by the Company for the Securities and such other Senior Indebtedness (the "Offer") at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness in accordance with the procedures (including prorationing in the event of over subscription) set forth in Section 4.8(c). If the aggregate purchase price of Securities (and any other Senior Indebtedness tendered pursuant to the Offer) exceeds the Net Available Cash allotted to their purchase, the Company shall select the Securities and other Senior Indebtedness to be purchased on a pro rata basis but in round denominations, which in the case of the Securities will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make an Offer to purchase Securities (and other Senior Indebtedness pursuant to this Section 4.8 if the Net Available Cash available therefor is less than $20.0 million (which lesser amount shall be carried forward for purposes of determining whether such an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

         (c) (1) Promptly, and in any event within 10 days after the Company becomes obligated to make an Offer, the Company shall deliver to the Trustee and send, by first-class mail to each Holder, a written notice stating that the Holder may elect to have his Securities purchased by the Company either in whole or in part (subject to prorating as described in Section 4.8(b) in the event the Offer is oversubscribed) in integral multiples of $1,000 of principal amount, at the applicable purchase price. The notice shall specify a purchase date not less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date") and shall contain such information concerning the business of the Company which the Company in good faith believes will enable such Holders to make an informed decision (which at a minimum will include (A) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Company, the most recent subsequently filed Quarterly Report on Form 10-Q and any Current Report on Form 8-K of the Company filed subsequent to such Quarterly Report, other than Current Reports describing Asset Dispositions otherwise described in the offering materials (or corresponding successor reports), (B) a description o f material developments in the Company's business subsequent to the date of the latest of such Reports, and (C) if material, appropriate pro forma financial information) and all instructions and materials necessary to tender Securities pursuant to the Offer, together with the information contained in clause (3).

         (2) Not later than the date upon which written notice of an Offer is delivered to the Trustee as provided below, the Company shall deliver to the Trustee an Officers' Certificate as to (A) the amount of the Offer (the "Offer Amount"), including information as to any other Senior Indebtedness included in the Offer, (B) the allocation of the Net Available Cash from the Asset Dispositions pursuant to which such Offer is being made and (C) the compliance of such allocation with the provisions of Section 4.8(a) and (b). On such date, the Company shall also irrevocably deposit with the Trustee or with a Paying Agent (or,

                                 Schedule III-5
         if the Company is acting as its own Paying Agent, segregate and hold in trust) in Temporary Cash Investments, maturing on the last day prior to the Purchase Date or on the Purchase Date if funds are immediately available by open of business, an amount equal to the Offer Amount to be held for payment in accordance with the provisions of this Section. If the Offer includes other Senior Indebtedness, the deposit described in the preceding sentence may be made with any other paying agent pursuant to arrangements satisfactory to the Trustee. Upon the expiration of the period for which the Offer remains open (the "Offer Period"), the Company shall deliver to the Trustee for cancellation the Securities or portions thereof which have been properly tendered to and are to be accepted by the Company. The Trustee shall, on the Purchase Date, mail or deliver payment (or cause the delivery of payment) to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Securities delivered by the Company to the Trustee is less than the Offer Amount applicable to the Securities, the Trustee shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with this Section 4.8.

         (3) Holders electing to have a Security purchased shall be required to surrender the Security, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the Purchase Date, a telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Security purchased. Holders whose Securities are purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered.

         (4) At the time the Company delivers Securities to the Trustee which are to be accepted for purchase, the Company shall also deliver an Officers' Certificate stating that the Securities were accepted for payment by the Company in accordance with the terms of this covenant. A Security shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

                  (d)______ The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue of its compliance with such securities laws or regulations.

         Section 4.9.  Limitation on Affiliate Transactions.

                  (a)______ The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless (1) the terms thereof are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not an Affiliate; (2) if such Affiliate Transaction involves an amount in excess of $1.0 million but less than $5.0 million, an officer of the Company certifies that such Affiliate Transaction complies with clause (1) of this paragraph, evidenced by an Officer's Certificate delivered to the Trustee;
(3) if such Affiliate Transaction involves an amount equal to or in excess of $5.0 million but less than $20.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transactions have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board of Directors resolution; and (4) if such Affiliate Transaction involves an amount equal to or in excess of $20.0 million, the Board of Directors shall also have received a written opinion from an investment banking firm of national prominence that is not an Affiliate of the Company to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

                  (b)______ The provisions of  Section 4.9(a) shall not prohibit
(1) any Investment or other Restricted Payment, in each case permitted to be made pursuant to Section 4.4; (2) any issuance of securities, or other payments,

                                 Schedule III-6
awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (3) loans or advances to officers, directors or employees in the ordinary course of business of the Company or its Restricted Subsidiaries; (4) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries; (5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity; (6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company; (7) indemnities of officers, directors or employees of the Company or any Subsidiary consistent with such Person's charter, bylaws and applicable statutory provisions; (8) any severance or employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; and (9) any transaction or series of transactions pursuant to any agreement or obligation of the Company or any of its Restricted Subsidiaries in effect on the Issue Date.

         Section 4.14.  Change of Control.

                  (a)______ Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company purchase such Holder's Securities at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date), in accordance with the terms contemplated in Section 4.14(b).

                  (b)______ Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

         (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Securities at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

         (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income and capitalization, each after giving effect to such Change of Control);

         (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

         (4) the instructions determined by the Company, consistent with this Section, that a Holder must follow in order to have its Securities purchased.

                  (c)_____ Holders electing to have Securities purchased will be required to surrender the Securities, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Securities which were delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Securities purchased.

                  (d)_____ On the purchase date, all Securities purchased by the Company under this Section shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

                  (e)______ Notwithstanding the foregoing provisions of this Section, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set

                                 Schedule III-7
forth in Section applicable to a Change of Control Offer made by the Company and purchases all Securities validly tendered and not withdrawn under such Change of Control Offer.

                  (f)______ The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Securities pursuant to this Section. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue of its compliance with such securities laws or regulations.

         Section 4.23.  Effectiveness of Covenants.

     During any period of time that (a) the Securities have an Investment Grade Rating from either of the Rating Agencies and (b) no Default or Event of Default has occurred and is continuing under the Indenture, the Company and the Restricted Subsidiaries will not be subject to the provisions in Sections 4.3 (Limitation on Indebtedness), 4.4 (Limitation on Restricted Payments), 4.8
(Limitation on Sales of Assets and Subsidiary Stock), 4.9 (Limitation on Affiliate Transactions), and 4.14 (Change of Control) of the Indenture (collectively, the "Suspended Covenants"). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Securities below the required Investment Grade Ratings so that the Securities do not have an Investment Grade Rating from either Rating Agency, or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of Section 4.4 as though such covenant had been in effect during the entire period of time from the date the Securities are issued; provided, however, that if at any time the Securities have an Investment Grade Rating from both of the Rating Agencies and either a rating of Baa2 (or the equivalent) by Moody's or BBB (or the equivalent) by S&P, then the Company and the Restricted Subsidiaries will not be subject to the Suspended Covenants from and after such time, notwithstanding anything to the contrary in this Section 4.23, and thereafter the application of the Suspended Covenants to the Company and the Restricted Subsidiaries will be permanently terminated and the Suspended Covenants will be of no force and effect.



                                 Schedule III-8